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2018 Certification Regarding Compliance with Applicable Servicing Criteria

Management of Wells Fargo Commercial Mortgage Servicing, a division of Wells Fargo Bank, National Association, (the "Company-) is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1 122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of commercial and multifamily loans (the "Platform-), except for servicing criteria 1122(d)(1)(iii), 1122(d)(3)(i)(B-D), 1122(d)(3)(ii-iv), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2018. Appendix A to this letter identifies the commercial mortgage and multifamily pools and other structures involving the commercial and multifamily loans constituting the Platform. Appendix B to this letter identifies the applicable servicing criteria with respect to the Platform.

With respect to servicing criteria 1122(d)(4)(xi) and 1122(d)(4)(xii), the Company performs applicable activities covered by these criteria, with respect to the Platform, except the Company has engaged various vendors to perform certain tax payment activities. Such vendors have provided separate Regulation AB Item 1122 management assessments and attestations for such activities.

With respect to applicable servicing criterion 1 122(d)(4)(iii), there were no activities performed during the year ended December 31, 2018 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities.

With respect to servicing criteria 1122(d)(4)(i), 1122(d)(4)(vi), 1122(d)(4)(xi), and 1122(d)(4)(xii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company's management has determined that none of these vendors is considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company's management has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC's Compliance and Disclosure Interpretation ("C&DI') 200.06, Vendors Engaged by Servicers (C&DI 200.06) (formerly SEC Manual of Publicly Available Telephone Interpretations 17.06). The Company has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company's management is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria.

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The Company's management has assessed the Company's compliance with the applicable servicing criteria as of and for the year ended December 31, 2018. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB. Based on such assessment, management believes that, as of and for the year ended December 31, 2018, the Company has complied in all material respects with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Platform.

The Company has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 2018, or for the Reporting Period with respect to the Platform taken as a whole.

The Company has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 2018, or for the Reporting Period with respect to the Platform taken as a whole.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management's assessment of compliance with the applicable servicing criteria as of and for the year ended December 31, 2018.

February 28, 2019

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